SECOND AMENDMENT TO AGREEMENT OF SALE AND ESCROW AGREEMENT

     THIS SECOND AMENDMENT TO AGREEMENT OF SALE AND ESCROW AGREEMENT (this "Amendment") is made and entered into on this 13th day of August, 1997, by and among LABROC II LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller"), THE FREMONT GROUP, LLC, a Connecticut limited liability company ("Purchaser") and NEAR NORTH NATIONAL TITLE INSURANCE CORPORATION (the "Escrow Agent");
                             W I T N E S S E T H:

     WHEREAS, Seller and Purchaser are parties to that certain Agreement of Sale, dated as of July 30, 1997, and that certain First Amendment to Agreement of Sale and Escrow Agreement, dated August 6, 1997 (as amended, the "Agreement"), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell certain Property (as defined in the Agreement) legally described and depicted on Exhibit A attached to the Agreement;

     WHEREAS, Seller, Purchaser and Escrow Agent are parties to that certain Escrow Agreement, dated as of July 31, 1997, and that certain First Amendment to Agreement of Sale and Escrow Agreement, dated August 6, 1997 (as amended, the "Escrow Agreement"); and

     WHEREAS, Seller and Purchaser desire to amend the Agreement and the Escrow Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. All terms not otherwise defined herein shall have the meanings ascribed to each in the Agreement and Escrow Agreement.

2. The Purchase Price is hereby amended from Ten Million Two Hundred Fifty Thousand and No/100 Dollars ($10,250,000.00) to Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000.00).

3. Seller hereby agrees to provide Purchaser with a credit against the Purchase Price in the amount of Three Hundred Forty-Six Thousand Five Hundred and No/100 Dollars ($346,500.00) at Closing. This credit is intended to remedy the environmental issues which relate to the Property.

4. Purchaser hereby agrees to diligently pursue the claim against Blockbuster referenced in Exhibit O of the Agreement (the "Blockbuster Claim") within ninety (90) days following the Closing Date and to promptly remit to Seller one-half (1/2) of any and all monies (less actual expenses incurred by Purchaser in
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the pursuit of such claim) received by Purchaser in connection with such claim.
In the event that Purchaser does not initiate pursuit of the Blockbuster Claim within the 90 day time frame then Seller shall have the right to pursue the Blockbuster Claim on its own, provided that Seller remit to Purchaser one-half (1/2) of any and all monies (less actual expenses incurred by Seller in the pursuit of such claim) received by Seller in connection with such claim.

5. With regards to the dispute with Safeway regarding their percentage rent payments (the "Safeway Issue") and only with regards to the Safeway Issue, Paragraph 17.3 of the Agreement is hereby amended so that all references to ninety (90) days shall read one hundred eighty (180) days and the reference to $250,000.00 shall read $100,000.00.

6. In the event that a Tenant Certificate is not received from each tenant of the Property prior to the Closing Date then Seller shall have the option to satisfy the Estoppel Condition (referenced in Paragraph 25 of the Agreement) by executing and delivering to the Purchaser at Closing a Tenant Certificate on behalf of those tenants who have not executed a Tenant Certificate (each a "Seller Certificate"); provided, however, that Seller shall only have this option for one or more tenants whose aggregate leased space comprises no more than 8% of the total leased square footage of the Property. Each Seller Certificate, if any, shall contain materially the same information as the form of Tenant Certificate shown on Exhibit L of the Agreement, and shall be subject to the limitations on liability contained in Paragraph 17 of the Agreement. Upon receipt after Closing by Purchaser of a Tenant Certificate containing the information required from a tenant under a lease for whom Seller has executed and delivered a Seller Certificate at Closing, the Seller Certificate executed and delivered by Seller at Closing shall become null and void and the Tenant Certificate received from the tenant shall be substituted therefor.

7. Seller hereby agrees to pay all of the closing costs for this transaction (the "Closing Costs"), such Closing Costs shall consist solely of those referenced in Paragraphs 3.1, 3.2 and 4 of the Agreement and shall not include any attorney's fees incurred by Purchaser.

8. Purchaser acknowledges that the Inspection Period has expired, however, the parties hereby agree to extend the Inspection Period until 5:00 P.M. Chicago time on August 20, 1997, solely with regard to the issue of the boundaries of the "no-build" zone surrounding Seafirst National Bank.

9. Except as amended hereby, the Agreement and the Escrow Agreement shall be and remain unchanged and in full force and effect in accordance with their terms.

10. This Amendment may be executed in counterparts each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument. To facilitate the execution of this Amendment, Seller and Purchaser may execute and exchange by telephone facsimile counterparts of the signature pages, with each facsimile being deemed an "original" for all purposes.

                         [EXECUTION PAGE FOLLOWS]
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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed the day and year first above written.

                         PURCHASER:

                         THE FREMONT GROUP, LLC, a Connecticut limited liability company

                         By: /s/Jonathan M. Keller

                         Name:  Jonathan M. Keller

                         Its:   Managing Member

                         SELLER:

                         LABROC II LIMITED PARTNERSHIP, an Illinois limited partnership

                         By: Balcor Equity Partners-II, an Illinois general partnership, its general partner

                              By: The Balcor Company, a Delaware corporation, its general partner

                                   By: /s/Beth Goldstein

                                   Name:  Beth Goldstein

                                   Its:   Authorized Representative

ESCROW AGENT:

NEAR NORTH NATIONAL TITLE INSURANCE CORPORATION

By:

Its:  Authorized Agent
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